Exhibit 4.8

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE PARTNERSHIP REQUESTS, AN OPINION SATISFACTORY TO THE PARTNERSHIP TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) IS SUBJECT TO A LIMITED PARTNERSHIP AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG CENTRAL ENERGY PARTNERS LP (THE “PARTNERSHIP”) AND CERTAIN PARTNERS OF THE PARTNERSHIP (AS AMENDED FROM TIME TO TIME, THE “PARTNERSHIP AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH PARTNERSHIP AGREEMENT. A COPY OF THE PARTNERSHIP AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

Original Issue Date: November 26, 2013

FOR CASH CONSIDERATION OF $500, CENTRAL ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), hereby certifies that JLD Services, Ltd., a Texas limited partnership, or its registered assigns (the “Holder”) is entitled to purchase from the Partnership 1,500,000 duly authorized, validly issued, fully paid and nonassessable Common Units at a purchase price per Common Unit of $.093478 subject to adjustment as provided herein equal to the Fair Market Value on the Original Issue Date (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

1.            Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the Board of Directors of Central Energy GP, LLC, the general partner of the Partnership.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon exercise of Options actually outstanding at such time, plus (c) the number of Common Units issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Units Deemed Outstanding at any given time shall not include Common Units owned or held by or for the account of the Partnership or any of its wholly-owned subsidiaries.

“Condition Date” has the meaning set forth in Section 2.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Units, but excluding Options.

“Exercise Agreement” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Dallas, Texas time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any particular date: (a) the daily volume weighted average bid prices for the Common Units as then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices) for the thirty (30) day period preceding such date; or (b) if on any such day the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on Nasdaq, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on Nasdaq, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per Common Unit as determined jointly by the Board, acting in good faith, and the Holder.

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“Holder” has the meaning set forth in the preamble.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Units or Convertible Securities.

“Original Issue Date” means the date on which this Warrant was issued by the Partnership, as indicated on the first page of this Warrant.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership dated as of the date hereof, by and among the Partnership and certain of its partners.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic interdealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Units” means the Common Units then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.            Term of Warrant. This Warrant will become exercisable if, within one year after the date hereof (the “Condition Date”), the Partnership successfully completes one or more asset acquisition transactions, each approved by the Board, with aggregate gross purchase price values of at least $20 million. If the condition set forth in the previous sentence has been satisfied, then, subject to the terms and conditions hereof, at any time or from time to time after the Condition Date and prior to 5:00 p.m., Dallas, Texas time, on the fifth (5th) anniversary of the Condition Date or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Units purchasable hereunder (subject to adjustment as provided herein).

3.            Exercise of Warrant.

(a)          Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Units, upon:

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(i)          surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed; and

(ii)         payment to the Partnership of the Aggregate Exercise Price in accordance with Section 3(b).

(b)          Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, by the following methods:

(i)          by delivery to the Partnership of a certified or official bank check payable to the order of the Partnership or by wire transfer of immediately available funds to an account designated in writing by the Partnership, in the amount of such Aggregate Exercise Price;

(ii)         by instructing the Partnership to withhold a number of Warrant Units then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price;

(iii)        by surrendering to the Partnership (x) Warrant Units previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Partnership having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred units shall be the liquidation value thereof plus accumulated and unpaid dividends, and in the case of Common Units shall be the Fair Market Value thereof); or

(iv)        any combination of the foregoing.

In the event of any withholding of Warrant Units or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole share and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a unit being so withheld or surrendered multiplied by (y) in the case of Common Units, the Fair Market Value per Warrant Unit as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.

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(c)          Delivery of Certificates. Upon receipt by the Partnership of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price, the Partnership shall, as promptly as practicable, and in any event within ten (10) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 7 below, such other Person's name as shall be designated in the Exercise Agreement. Each such certificate shall bear the legends described in Section 4.8(d) and (e) of the Partnership Agreement, where applicable, regarding certain restrictions on the transfer of the Warrant Units. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.

(d)          Fractional Units. The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant. As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.

(e)          Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f)          Valid Issuance of Warrant and Warrant Units; Payment of Taxes. With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:

(i)          This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)         All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any partner of the Partnership and free and clear of all taxes, liens and charges.

(iii)        The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Units constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).

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(iv)        The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.

(g)          Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Partnership (pursuant to a merger, sale of Common Units, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h)          Reservation of Units. During the Exercise Period, the Partnership shall at all times reserve and keep available out of its authorized but unissued Common Units constituting Warrant Units, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Units issuable upon the exercise of this Warrant. The Partnership shall take all such actions as may be necessary or appropriate in order that the Partnership may validly and legally issue fully paid and nonassessable Common Units upon the exercise of this Warrant.

4.            Adjustment to Exercise Price and Number of Warrant Units Upon Dividend, Subdivision or Combination of Common Units. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4. If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other securities of the Partnership, which dividend or distribution is payable in the form of Common Units or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Units issuable upon exercise of this Warrant shall be proportionately increased. If the Partnership at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Units into a smaller number of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Units issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

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5.            Adjustment to Warrant Units Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Partnership, (ii) reclassification of the units of the Partnership (other than as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Partnership with or into another Person, (iv) sale of all or substantially all of the Partnership's assets to another Person, or (v) other similar transaction (other than any such transaction covered by Section 4, in each case which entitles the holders of Common Units to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Units, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of units or other securities or assets of the Partnership or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction as if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Units then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (consistent with adjustments made for the benefit of holders of the Common Units) shall be made with respect to the Holder's rights under this Warrant to insure that the provisions of this Section 5 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any units, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Partnership shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 5, the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 5 with respect to this Warrant.

6.            Certificate as to Adjustment.

(a)          As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than ten (10) Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

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(b)          As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than ten (10) Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Units or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

5.            Partnership Notices. In the event:

(a)          that the Partnership shall take a record of the holders of its Common Units (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any Common Units, Options, Convertible Securities or rights to purchase units, warrants, securities or other property pro rata to the record holders of Common Units; or

(b)          of any capital reorganization of the Partnership, any reclassification of the Common Units of the Partnership, any consolidation or merger of the Partnership with or into another Person, or sale of all or substantially all of the Partnership's assets to another Person; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership;

then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least fifteen (15) days prior to the applicable record date (or such other notice period as being provided to the holders of its Common Units) or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Units.

6.            Partnership Agreement; Registration Rights.

The rights of the Holder of this Warrant to register Warrant Units issued upon exercise of this Warrant shall be as stated in the Registration Rights Agreement dated the date hereof by and among the Partnership, the Holder, G. Thomas Graves III, CEGP Acquisition, LLC, the Group 1 Investors (as defined therein) and Penn Octane Corporation (the “Registration Rights Agreement”).  The Partnership agrees that the Holder of this Warrant shall have the registration rights with respect to the Warrant Units as provided and as set forth in the Registration Rights Agreement.

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7.            Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and the terms and conditions of the Partnership Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed assignment, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

8.            Holder Not Deemed a Common Unit Holder; Limitations on Liability. Except as otherwise specifically provided herein or with respect to Common Units that the Holder may own unrelated to this Warrant, prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, nothing contained in this Warrant shall be construed to confer upon the Holder, as such, any of the rights of a limited partner of the Partnership or any right to vote, give or withhold consent to any partnership action (whether any reorganization, issue of units, reclassification of units, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise participate as a limited partner of the Partnership. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a limited partner of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership. Notwithstanding this Section 0, the Partnership shall provide the Holder with copies of the same notices and other information given to the limited partners of the Partnership generally, contemporaneously with the giving thereof to the limited partners.

9.            Replacement on Loss; Division and Combination.

(a)          Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction, or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.

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(b)          Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant and the Partnership Agreement as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant and the Partnership Agreement as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.

10.           No Impairment. The Partnership shall not, by amendment of its Certificate of Limited Partnership or the Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

11.           Compliance with the Securities Act.

(a)          Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 0 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT CENTRAL ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF CENTRAL ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE CENTRAL ENERGY PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). CENTRAL ENERGY GP LLC, THE GENERAL PARTNER OF CENTRAL ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF CENTRAL ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

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THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

(b)          Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Partnership by acceptance of this Warrant as follows:

(i)          The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Units to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Units, except pursuant to sales registered or exempted under the Securities Act.

(ii)         The Holder understands and acknowledges that this Warrant and the Warrant Units to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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(iii)        The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Units. The Holder has had an opportunity to ask questions and receive answers from the Partnership regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Partnership.

12.           Warrant Register. The Partnership shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

13.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 0).

If to the Partnership:	4809 Cole Avenue,
Suite 108
Dallas, TX 75205
Attention: Chief Executive Officer
Facsimile: 214-528-3647
E-mail: jdenman@legacyoperating.com

with a copy to:	Shackelford, Melton &McKinley, LLP
3333 Lee Parkway, 10th Floor
Dallas, TX 75219
Attention: Phil Whitcomb
Phone: (214) 780-1311
Facsimile: (214) 780-1401
E-mail: pwhitcomb@shacklaw.net

If to the Holder:	4809 Cole Avenue
Suite 108
Dallas, TX 75205
Facsimile: (214) 528-3647
E-mail: Jdenman@legacyoperating.com
Attention: John L. Denman, Jr.

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with a copy to:	Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Greg Meeks
Facsimile: 713-276-6857
E-mail: gmeeks@gardere.com

and a copy to:	Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Alexander C. Chae
Facsimile: 713-276-5539
E-mail: achae@gardere.com

14.           Cumulative Remedies. Except to the extent expressly provided in Section 0 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15.           Equitable Relief. Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16.           Entire Agreement. This Warrant, together with the Partnership Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Partnership Agreement, the statements in the body of this Warrant shall control.

17.           Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

18.           No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

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19.           Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20.           Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21.           Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

23.           Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the city of Dallas and County of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24.           Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

25.           Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

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26.           No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.

CENTRAL ENERGY PARTNERS L.P.

By:	CENTRAL ENERGY GP LLC, its general partner

	By:	/s/ Imad K. Anbouba
Imad K. Anbouba,
Chief Executive Officer

Accepted and agreed,

JLD Services, Ltd.

By:	/s/ John L. Denman, Jr.
Name:	John L. Denman, Jr.
Title:	President

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Exhibit A

FORM OF EXERCISE AGREEMENT

(To be signed only upon exercise of Warrant)

To:      _____________________________

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, ______ (_____)1 Common Units of Central Energy Partners L.P. (the “Units”) for an aggregate exercise price (the “Aggregate Exercise Price”) of $_________, and requests that the certificates for such Units be issued in the name of, and delivered to, ______________, whose address is __________________________________________. Capitalized terms not defined herein have the meaning ascribed to such terms in the Warrant.

Method of Exercise. The undersigned elects to exercise the attached warrant pursuant to:

☐	A cash payment and tenders herewith payment of the purchase price for such Units in full, together with all applicable transfer taxes, if any.

☐	The withholding provisions in Section 3(b)(ii) of the Warrant.

☐	Surrender of Units previously acquired and/or other securities of the Partnership having an aggregate Fair Market Value as of the date hereof equal to the Aggregate Exercise Price pursuant to Section 3(b)(iii) of the Warrant.

Conditional Exercise. Is this a conditional exercise pursuant to the provisions of Section 3(g) of the Warrant:

☐	Yes	☐	No

If “Yes,” indicate the applicable

              condition:_____________________________________

Unexercised Portion of the Warrant. Please issue a new warrant for the unexercised portion of the attached warrant in the name of:

☐	The undersigned

☐	Other –Name:
Address:

1 Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Units or any other units or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

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☐	Not applicable

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 11(b) of the Warrant and by its signature below hereby makes such representations and warranties to the Company.

Dated:

Holder:

By:

Its:

(Address)

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